UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2007
HEALTHMARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (I.R.S. Employer Identification Number)

9151 Boulevard 26, North Richland Hills, Texas (Address of principal executive offices)	76180 (Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 30, 2007, the Board of Directors of HealthMarkets, Inc. (the “Company”) approved an increase in the number of directors constituting the Board of Directors to eleven (11) members and appointed Harvey C. DeMovick, Jr. to fill the vacancy created by the increase in the number of directors. Mr. DeMovick will serve until the next annual meeting of the Company’s stockholders and the election and qualification of his successor, or until his death, resignation or removal, whichever shall occur first. Mr. DeMovick has not currently been appointed to any committees of the Board of Directors.
From 1997 to 2007, Mr. DeMovick served as Executive Vice President of Coventry Health Care, responsible for Customer Service Operations and Information Technology. Prior to that time, Mr. DeMovick served in a variety of executive positions at United Health Care and CIGNA Insurance Corporation.
In connection with his appointment to the Board of Directors, the Board granted to Mr. DeMovick options to purchase an aggregate of 6,102 shares of the Company’s Class A-1 common stock at an exercise price of $40.97 per share, pursuant to the Company’s 2006 Management Stock Option Plan and separate Nonqualified Stock Option Agreement, in the form filed herewith as Exhibit 10.1. The Board also approved an annual retainer for Mr. DeMovick’s Board membership in the amount of $100,000 and an annual retainer for any committee to which Mr. DeMovick may be appointed in the amount of $25,000 per committee. Mr. DeMovick, like all other directors of the Company, will also be reimbursed for travel and lodging expenses that he incurs in connection with his attendance at meetings of the Board of Directors or any committees thereof.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

10.1	Nonqualified Stock Option Agreement, dated August 30, 2007, between HealthMarkets, Inc. and Harvey C. DeMovick, Jr.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHMARKETS, INC.
By:	/s/ William J. Gedwed
	Name:	William J. Gedwed
	Title:	President and Chief Executive Officer
Date: September 4, 2007